Exhibit 3.2
CERTIFICATE OF CORRECTION FILED TO CORRECT
A CERTAIN INACCURACY IN THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LULU HOLDING, INC.
FILED IN THE OFFICE OF THE SECRETARY OF STATE
OF DELAWARE ON DECEMBER 2, 2005
          Lulu Holding, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.
     Does hereby certify that:
          1. The name of the corporation is Lulu Holding, Inc. (the “Company”).
          2. The Amended and Restated Certificate of Incorporation of the Company (the “Certificate”) was filed with the Secretary of State of the State of Delaware on December 2, 2005, and said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
          3. The inaccuracy in said Certificate is that:
(a)	the stated value of the Series TS Preferred Stock was incorrectly stated;

(b)	the name of the Series A Preferred Stock was incorrectly stated as Series A Participating Convertible Preferred Stock;

(c)	the name of the Series B Preferred Stock was incorrectly stated as Series B Participating Convertible Preferred Stock; and

(d)	the name of the Series TS Preferred Stock was incorrectly stated as Series TS Participating Convertible Preferred Tracking Stock.
          4. Section 4.1 is hereby corrected to read as follows:
“The total number of shares of stock that the corporation shall have authority to issue is Forty Million Seven Hundred Fifty Thousand (40,750,000) shares consisting of Thirty Five Million (35,000,000) shares of common stock, $0.01 par value per share (“Common Stock”), and Five Million Seven Hundred Fifty Thousand (5,750,000) shares of preferred stock, $0.01 par value per share (“Preferred Stock”), issuable in series. Two Hundred Fifty Thousand (250,000) shares of Preferred Stock shall be designated “Series A Preferred Stock” (the “Series A Preferred Stock”), and shall have the rights, privileges, preferences and other terms set forth in Article VI herein. Two Hundred Fifty Thousand (250,000) shares of Preferred Stock shall be designated “Series B Preferred

Stock” (the “Series B Preferred Stock”), and shall have the rights, privileges, preferences and other terms set forth in Article VI herein. Two Hundred Fifty Thousand (250,000) shares of Preferred Stock shall be designated “Series TS Preferred Stock” (the “Series TS Preferred Stock”), and shall have the rights, privileges, preferences and other terms set forth in Article VI herein. The stated value of the Series A Preferred Stock shall be Eight Hundred Fifty Nine Dollars and Eleven Cents ($859.11) per share (the “Series A Stated Value”), the stated value of the Series B Preferred Stock shall be Eight Hundred Fifty Nine Dollars and Eleven Cents ($859.11) per share (the “Series B Stated Value”) and the stated value of the Series TS Preferred Stock shall be Ten Dollars and Twenty Eight and One Tenth Cents ($10.281) per share (the “Series TS Stated Value”).”
           IN WITNESS WHEREOF, this Certificate of Correction has been signed by the undersigned officer as of this 12th day of January 2006.

Lulu Holding, Inc.
By:	/s/ David Mussafer
	Name:	David Mussafer
	Title:	President